EXHIBIT 10.1

CHAMPION ENTERPRISES, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT

     THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”), dated as of August 1, 2004, is between Champion Enterprises, Inc. (the “Company”) and William C. Griffiths, who is currently employed by the Company in the position Chief Executive Officer (the “Executive”).

     WITNESSETH:

     WHEREAS, the Company believes that it is in the best interests of the Company and its Shareholders if the Executive is assured that he will receive appropriate financial protection in the event of a Change in Control (as defined in Section 4 below), thus ensuring that the Executive will have an incentive to perform valuable services for the Company and will not be distracted in the event of an actual or threatened Change in Control; and

     WHEREAS, the Company believes that the assurance of appropriate financial protection to the Executive in the event of a Change in Control will encourage the Executive to remain in the employ of the Company through the transition period following a Change in Control, which is in the best interests of the Company and its Shareholders; and

     WHEREAS, the Executive is willing to provide dedicated services to the Company on the condition that he receives adequate assurance that he will receive appropriate financial protection in the event of a Change in Control;

     NOW THEREFORE, in consideration of the premises and mutual covenants, the parties hereto agree as follows:

     1. Operation of Agreement. This Agreement sets forth the sole severance compensation that the Company shall pay the Executive if the Executive’s employment with the Company terminates under one of the applicable provisions set forth herein following a Change in Control which shall be in lieu of any severance compensation pursuant to the employment agreement between the Executive and the Company dated as of July 12, 2004.

     2. Term of the Agreement. This Agreement shall be effective upon its execution by both parties and shall terminate upon the first of the following events to occur:

          (a) two (2) years from the date hereof if a Change in Control has not occurred within such two-year period;

          (b) the termination of the Executive’s employment with the Company prior to a Change in Control except under the circumstances described in Section 6 hereunder;

          (c) the expiration of two (2) years following a Change in Control (or two years following the later of one or more successive Changes in Control that occur within the two year period immediately following the initial Change in Control);

          (d) the termination of the Executive’s employment with the Company following a Change in Control due to the Executive’s death, Disability (as defined in Section 3(a) below) or Retirement (as defined in Section 3(b) below);

          (e) the termination of the Executive’s employment by the Company for Cause (as defined in Section 3(c) below) following a Change in Control; or

          (f) termination of employment by the Executive for other than Good Reason (as defined in Section 5) following the date of a Change in Control.

     3. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a) “Disability” shall mean the Executive’s total and permanent disability which prevents the Executive from performing the duties he was assigned immediately prior to the Change in Control for a continuous period exceeding 9 months. The determination of a Disability shall be made by a medical board certified physician mutually acceptable to the Company and the Executive (or the Executive’s legal representative, if one has been appointed), and if the parties cannot mutually agree to the selection of a physician, then each party shall select such a physician and the two physicians so selected shall select a third physician who shall make this determination.

          (b) “Retirement” shall mean retirement on or after age 65.

          (c) “Cause” shall mean the Executive’s willful gross misconduct, willful and material breach of Executive’s duties or an act of fraud or dishonesty by the Executive that directly or indirectly results in material harm to the Company.

     4. Change in Control. A Change in Control shall be deemed to have occurred upon the occurrence of any of the following events:

          (a) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of 51%, or more, of the outstanding common stock of the Company in a single transaction or a series of related transactions within a one-year period;

          (b) a sale of all or substantially all of the assets of the Company to any person, firm or corporation through a single transaction or multiple transactions; or

          (c) a merger, consolidation or similar transaction between the Company and another entity if shareholders of the Company do not own a majority of the voting stock of the corporation surviving the transaction.

     5. Termination of Employment Following a Change in Control. Subject to Sections 6 and 11(a) hereunder, the Executive shall be entitled to severance payments under this Agreement only if there has been a Change in Control and the Executive has incurred a Termination of Employment. For purposes of this Agreement during the two-year period following any Change in Control that occurs during the term of this Agreement, “Termination of Employment” shall be defined as:

          (a) The Executive’s involuntary termination by the Company for any reason other than death, Disability, Retirement or Cause; or

          (b) The Executive’s termination for “Good Reason,” defined as the occurrence of any of the following events without the Executive’s written consent:

               (i) Any reassignment of the Executive to duties inconsistent with his position, title, duties, responsibilities and status with the Company immediately prior to the Change in Control, or a change in the Executive’s reporting responsibilities, including a change in the identity or the corporate position to which the Executive reports, or a change in title (except for a promotion) in effect immediately prior to the Change in Control;

               (ii) Any reduction in the Executive’s base salary in effect immediately prior to the Change in Control, or failure by the Company to continue any bonus, stock or incentive plans in effect immediately prior to the Change in Control (without the implementation of a comparable successor plan which provides the same benefits), or any removal of the Executive from participation in such aforementioned plans;

               (iii) The discontinuance or reduction in benefits to the Executive of any qualified or non-qualified retirement or welfare plan maintained by the Company immediately prior to the Change in Control, or the discontinuance of any fringe benefits or other perquisites which the Executive received immediately prior to the Change in Control:

               (iv) Required business traveling by the Executive on a significantly more frequent basis and for significantly longer periods of time than the Executive was required to travel immediately prior to the Change in Control unless the increase in required business traveling is on account of the Executive’s promotion;

               (v) Any reassignment of the Executive’s duties that would require the Executive to relocate the Executive’s primary residence; or

               (vi) The Company’s breach of any provision in this Agreement.

If the Executive believes that the Executive is entitled to a Termination of Employment for Good Reason as defined in subparagraph (b) above, he may apply in writing to the Company for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 15 hereof. The submission of such a request by the Executive shall not constitute “Cause” for the Company to terminate the Executive as defined under Section 3(c) hereof. If the Executive’s request for a Good Reason Termination of Employment is denied under both the request and appeal procedures set forth in paragraphs (b) and (c) of Section 15 hereof, then the parties shall use their best efforts to resolve the claim within 90 days, after which the claim is submitted to arbitration pursuant to Section 15(d).

     6. Termination Prior to Change in Control. If within a period of 180 days prior to the first public announcement of a proposed Change in Control the Company terminates the employment of the Executive for reasons other than the Executive’s death, Disability, Retirement or Cause, and a Change in Control event subsequently occurs, unless the Company establishes that the Executive’s termination was not in connection with the Change in Control, the Executive’s termination shall be deemed to have been in connection with the Change in Control, and the Executive shall be entitled to severance payments under this Agreement, to be paid in cash within 10 days following the Change in Control.

     7. Severance Payment.

          (a) Upon satisfaction of the requirements set forth in Sections 5, 6 and 11(a) hereof and with respect to any one or more Changes in Control that may occur during the term of this Agreement, the Executive shall be entitled to a cash severance benefit equal to two times the highest annual cash compensation (including base salary and incentive compensation or similar award) paid or payable to the Executive by the Company for any of the three fiscal years ended immediately prior to the date of termination of Executive’s employment, plus the unpaid prorated portion of Executive’s annual bonus (but excluding commissions and other nonrecurring cash compensation payments).

          (b) In addition to the cash payment described in paragraph (a) above, upon satisfaction of the requirements set forth in Sections 5, 6 and 11(a) hereof, the Executive shall be entitled to continued participation in the Company’s hospitalization, medical, life insurance and disability insurance programs until the earlier of the first anniversary of the Executive’s termination of employment or the commencement of comparable coverage from another corporation or partnership.

          (c) In the event that the Executive becomes entitled to payments or benefits which will constitute “parachute payments” within the meaning of Section 280G of the Internal

Revenue Code of 1986, as amended (the “Code”), the provisions of Exhibit A to this Agreement shall apply.

     8. Time of Payment. Subject to Sections 6 and 11(a) hereof, the Executive’s severance benefit under Section 7(a) shall be paid in a lump sum cash payment within 10 days following the Executive’s Termination of Employment, as defined in Section 5. Any payment made later than 10 days following the Executive’s Termination of Employment (or applicable due dates under Sections 6 and 11(a) hereof) for whatever reason, shall include interest at the prime rate plus two percent, which shall begin accruing on the 10th day following the Executive’s Termination of Employment (or applicable due dates under Sections 6 and 11(a) hereof). For purposes of this Section 8, “prime rate” shall be determined by reference to the prime rate established by Comerica Bank (or its successor), in effect from time to time commencing on the 10th day following the Executive’s Termination of Employment (or applicable due dates under Sections 6 and 11(a) hereof).

     9. No Mitigation or Duty to Seek Reemployment. The Executive shall be under no duty or obligation to seek or accept other employment after Termination of Employment and, subject to Section 7(b) hereof, shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise.

     10. Tax Withholdings. The Company may withhold from any cash amounts payable to the Executive under this Agreement to satisfy all applicable Federal, State, local or other income and employment withholding taxes. In the event the Company fails to withhold such sums for any reason, or withholding is required for the non-cash payments provided in Section 7(b) hereof, the Company may require the Executive to promptly remit to the Company sufficient cash to satisfy all applicable income and employment withholding taxes.

     11. Binding Effect.

          (a) This Agreement shall be binding upon the successors and assigns of the Company. The Company shall take whatever actions are necessary to ensure that any successor to its operations (whether by purchase, merger, consolidation, sale of substantially all assets or otherwise) assumes the obligations under this Agreement and will cause such successor to evidence the assumption of such obligations in an agreement satisfactory to the Executive. Notwithstanding any other provisions in this Agreement, if the Company fails to obtain an agreement evidencing the assumption of the Company’s obligations by any such successor, the Executive shall be entitled to immediate payment of the severance compensation provided under Section 7, irrespective of whether Executive’s employment has then terminated. For purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed to constitute the date of the Executive’s Termination of Employment.

          (b) This Agreement shall be binding upon the Executive and shall inure to the benefit of and be enforceable by Executive’s legal representative and heirs. However, the rights of the Executive under this Agreement shall not be assigned, transferred, pledged, hypothecated or otherwise encumbered, except by operation of law.

     12. Amendment of Agreement. This Agreement may not be modified or amended except by instrument in writing signed by the parties hereto.

     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall continue in full force and effect.

14. Limitations on Rights.

          (a) This Agreement shall not be deemed to create a contract of employment between the Company and the Executive and shall create no right in the Executive to continue in the Company’s employment for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Company, except as set forth herein. This Agreement shall not restrict the right of the Company to terminate the Executive, or restrict the right of the Executive to terminate his employment.

          (b) This Agreement shall not be construed to exclude the Executive from participation in any other compensation or benefit programs in which he is specifically eligible to participate either prior to or following the execution of this Agreement, or any such programs that generally are available to other executive personnel of the Company, nor shall it affect the kind and amount of other compensation to which the Executive is entitled.

          (c) The rights of the Executive under this Agreement shall be solely those of an unsecured general creditor of the Company.

     15. Claims Procedure.

          (a) The administrator for purposes of this Agreement shall be the Company (“Administrator”), whose address is Champion Enterprises, Inc., 2701 Cambridge Court, Suite 300, Auburn Hills, MI 48326 and whose telephone number is (248) 340-9090. The “Named Fiduciary” as defined in Section 402(a)(2) of ERISA, also shall be the Company. The Company shall have the right to designate one or more Company employees as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. The Company shall give the Executive written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.

          (b) The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by the Executive (“the claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within 10 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of 10 days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.

          (c) A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within 10 days following the date of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as he shall consider relevant to a determination of his claim, and he may include a request for a hearing in person before the Administrator. Prior to submitting his request, the claimant shall be entitled to review such documents as the Administrator shall agree are pertinent to his claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 10 days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than 20 days after receipt of such request.

          (d) A claimant who has followed the procedure in paragraphs (b) and (c) of this section, but who has not obtained full relief on his claim for benefits, may, within 90 days following his receipt of the Administrator’s written decision on review, apply in writing to the Administrator for binding arbitration of his claim before an arbitrator mutually acceptable to both parties, the arbitration to be held in Detroit, Michigan, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect. If the parties are unable to mutually agree upon an arbitrator, then the arbitration proceedings shall be held before three arbitrators, one of which shall be designated by the Company, one of which shall be designated by the claimant and the third of which shall be designated by the first two arbitrators in accordance with the commercial arbitration rules referenced above. The arbitrator(s) sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator(s) shall not change, add to, or subtract from, any of its provisions. The arbitrator(s) shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator(s) shall be final and binding on the claimant and the Company without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived his right to commence litigation proceedings outside of arbitration without the express written consent of the Company.

     16. Legal Fees and Expenses. In the event any arbitration or litigation is brought to enforce any provision of this Agreement and the Executive prevails, then Executive shall be entitled to recover from the Company Executive’s reasonable costs and expenses of such arbitration or litigation, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings). If the Company prevails, then each party shall be responsible for its/his respective costs, expenses and attorneys fees, and the costs of arbitration shall be equally divided. In the event that it is determined that the Executive is entitled to compensation, legal fees and expenses hereunder, Executive also shall be entitled to interest thereon, payable to Executive at the prime rate of interest plus two percent. For purposes of this Section 16, “prime rate” shall be determined by the reference to the prime rate established by Comerica Bank as in effect from time to time during the period from the date such amounts should have been paid to the date of actual payment. For purposes of the determining the date when legal fees and expenses are payable, such amounts are not due until 30 days after notification to the Company of such amounts.

     17. Nonalienation of Benefits. Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Company.

     18. ERISA. This Agreement is an unfunded compensation arrangement for a member of a select group of the Company’s management and any exemptions under ERISA, as applicable to such an arrangement, shall be applicable to this Agreement.

     19. Reporting and Disclosure. The Company, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and the Company shall provide the Executive with such disclosure concerning this Agreement as may be required by law or as the Company may deem appropriate.

     20. Notices. Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at the Company’s then principal office, or to the Executive at the Executive’s last address on file with the Company, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose of this Agreement in a notice given to the other parties in compliance with this Section 20. Notices shall be deemed given when received.

     21. Miscellaneous/Severability. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. To the extent that any provision or benefit under this Agreement is not deemed to be in accordance with any applicable law, ordinance, rule or regulation, the noncomplying provision shall be construed, or benefit limited, to the extent necessary to comply with all applicable laws, ordinances and regulations and any such provision or benefit shall not affect the validity of any other provision or benefit provided by this Agreement. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

     22. Governing Law. To the extent not preempted by Federal law, this Agreement shall be governed and construed in accordance with the laws of the State of Michigan.

     23. Entire Agreement. This document represents the entire agreement and understanding of the parties with respect to the subject matter of the Agreement and it may not be altered or amended except by an Agreement in writing.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY:	CHAMPION ENTERPRISES, INC.

By:

EXECUTIVE:

William C. Griffiths

EXHIBIT A

Gross-Up Provisions

     (a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

     Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that if the Company Payments (other than that portion valued under Treasury Regulation Section 1.280G, Q&A 24(c)) (the “Cash Payments”) are reduced by the amount necessary such that the receipt of the Company Payments would not give rise to any Excise Tax (the “Reduced Payment”) and the Reduced Payment would not be less than 92.5% of the Cash Payment, then no Gross-Up Payment shall be made to the Executive and the Cash Payments, in the aggregate, shall be reduced to the Reduced Payments. If the Reduced Payments is to be effective, payments shall be reduced in the following order (1) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value, (2) any cash severance based on a multiple of Base Salary or Bonus, (3) any other cash amounts payable to the Executive, (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above, unless the Executive elects another method of reduction by written notice to the Company prior to the change of ownership or effective control.

     In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Payment, as applicable to reflect the final determination and the resulting impact on whether the preceding paragraph applies.

     (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the determination of the Company’s independent certified public accountants or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Section

280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Company. The determination of the Accountants shall be final and binding upon the Company and the Executive, except to the extent provided herein with regard to Internal Revenue Service determinations. The Company shall be responsible for all charges of the Accountants.

     (c) In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. The Company shall be responsible for all charges of the Accountant.

     In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     (d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

     (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense). In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

     (f) The Executive shall promptly deliver to the Company copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

     (g) Nothing in this Section is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to you and the repayment obligation null and void.